ALTERA CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

(As Amended Effective August 28, 2014)

{00006373.DOC}

TABLE OF CONTENTS

Page(s)

ARTICLE I	DEFINITIONS	2

ARTICLE II	PLAN ADMINISTRATION	5

A.	Committee	5

B.	Powers of the Committee	5

C.	Committee Action	6

D.	Committee Duties	6

ARTICLE III	ELIGIBILITY, PARTICIPATION AND BENEFICIARY DESIGNATION	6

A.	Eligible Participants	6

B.	Participation	6

C.	Beneficiary Designation	6

ARTICLE IV	PLAN CONTRIBUTIONS AND ALLOCATIONS	6

A.	Participant Deferrals	6

B.	Change in Election	7

C.	Committee Authority	7

D.	Cessation of Eligible Status	7

E.	Company Matching Contributions	7

F.	Company Discretionary Contributions	7

G.	Allocations	7

ARTICLE V	VESTING	8

A.	Compensation Deferral Contributions	8

B.	Company Contributions	8

ARTICLE VI	GENERAL DUTIES	8

A.	Trustee Duties	8

B.	Participant Contributions	8

C.	Department of Labor Determination	8

ARTICLE VII	PARTICIPANTS' ACCOUNTS	9

A.	Separate Accounts	9

B.	Statement of Accounts	9

C.	Valuation Dates	9

D.	Investment of Accounts	9

-i-

TABLE OF CONTENTS
(continued)
Page(s)

ARTICLE VIII	PAYMENTS TO A PLAN PARTICIPANT OR BENEFICIARY	9

A.	General	9

B.	Cash Distributions	10

C.	In Kind Distributions	10

D.	Method of Payment	10

E.	Certain Distributions	10

F.	IRS Determination	10

G.	Specified Employees	11

ARTICLE IX	WITHDRAWALS	11

A.	Unforeseeable Financial Emergency	11

B.	Domestic Relations Orders	12

ARTICLE X	CLAIMS PROCEDURE	12

A.	Right to File Claim	12

B.	Denial of Claim	12

C.	Claim Review Procedure	12

ARTICLE XI	MISCELLANEOUS	13

A.	Unsecured General Creditor	13

B.	Restriction Against Assignment	13

C.	Withholding	13

D.	Legal Representation	13
E.	Amendment, Modification, Suspension or Termination	14

F.	Governing Law	14

G.	Receipt or Release	14

H.	Payments on Behalf of Persons under Incapacity	14

I.	No Employment Rights	14

J.	Headings Not Part of Agreement	14

K.	Successorship	14

-ii-

ALTERA CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective August 28, 2014)
The Altera Corporation Nonqualified Deferred Compensation Plan, originally effective as of February 1, 1994, restated effective as of January 1, 1998, and amended and restated effective as of January 1, 2002, January 1, 2004, and January 1, 2005, is hereby further amended and restated by Altera Corporation (the “Company”), effective as of August 28, 2014 on behalf of itself and any designated subsidiaries.
The terms of this Altera Corporation Nonqualified Deferred Compensation Plan, as amended and restated on August 28, 2014 (the “Plan”), shall govern all benefits for which amounts were deferred or earned on or after January 1, 2015. With respect to Altera Corporation Nonqualified Deferred Compensation benefits that were deferred compensation to which a participant had a legally binding right that was not subject to a substantial risk of forfeiture on or before December 31, 2014, the terms of the Altera Corporation Nonqualified Deferred Compensation Plan as in effect on the date of the prior election to defer shall continue to apply.
Throughout, the term “Company” shall include, wherever relevant, any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, or any subsidiary of the Company, as determined by the Company.
RECITALS:
1.    The Company maintains the Plan for the benefit of a select group of management or highly compensated employees designated by the Company.
2.    Under the Plan, the Company is obligated to pay vested accrued benefits from the Company's general assets.
3.    The Company has entered into an agreement (the “Trust Agreement”) with certain financial institutions (each referred to as “Trustee”) under irrevocable trusts (each referred to as the “Trust”) to be used in connection with the Plan.
4.    The Company intends to make contributions to the Trust so that such contributions will be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement.
5.    The Company intends that amounts contributed to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan with respect to each Participant for whom an Account has been established and such utilization shall be in accordance with the procedures set forth herein.
6.    The Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.

7.    The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes.
8.    The Company intends that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of ERISA (as defined below), and shall not be construed to provide income to the Plan Beneficiaries under the Plan prior to actual payment of the vested accrued benefits thereunder.
NOW THEREFORE, the Company does hereby restate the Plan as follows and does also hereby agree that the Plan and Trust shall be structured, held and disposed of as follows:

ARTICLE I

DEFINITIONS

“Account” means an account established on the books of the Company for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains or losses included thereon.
“Beneficiary” means the person or persons entitled under Article III to receive benefits under the Plan upon the death of a Participant.
“Change of Control” shall be deemed to have occurred (i) if any person (including a “Group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) acquires (x) shares of the Company having fifty percent (50%) or more of the total voting power or total fair market value of the stock of the Company, or (y) assets of the corporation having a total gross fair market value equal to or more than forty percent (40%) of all of the assets of the Company immediately before such acquisition or acquisitions or (ii) if a majority of the members of the Company’s board of directors (“Board”) is replaced in any 12 month period by directors whose appointment is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election. Provided, however, that as to any Account under this Plan that is subject to Code Section 409A, no “Change in Control” shall be deemed to have occurred unless such event constitutes an event specified in Code Section 409A(a)(2)(A)(v) and the Treasury Regulations and other guidance thereunder; provided further, that no Change of Control shall be deemed to occur in the event of a merger, consolidation or reorganization of the Company where the shareholders of the Company are substantially the same as before such merger, consolidation or reorganization.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Code Section 409A” means Section 409A of the Code and all applicable regulations and other guidance issued under or related to Section 409A of the Code.
“Committee” shall mean the Retirement Plans Committee of the Company.
“Compensation” shall mean cash compensation payable to the Participant in connection with the Participant's services to the Company, including all amounts that a Participant elects to have the Company contribute on his behalf as a deferral contribution to this Plan.

“Compensation Period” shall mean the twelve month calendar year period in which the Compensation would be paid to Participant or otherwise deferred pursuant to Article IV.
“Deferred Compensation Agreement” shall mean, for each Compensation Period, the written, irrevocable agreement to be completed by each Eligible Participant before the end of his or her Election Period in which he or she agrees to participate in the Plan and agrees to comply with Plan terms, to defer Compensation otherwise payable in respect of the Compensation Period, and to specify the time and form of receipt of such payment in order to participate in the Plan.
“Disability” means a disability that entitles a Participant to benefits under the Company’s long-term disability insurance plan or program, provided that the Participant also must meet one of the following conditions:
(1)    the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months; or
(2)    the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employing company;
provided further, that a Participant shall not be considered to suffer a Disability unless that condition meets the requirement of a disability pursuant to Treasury Regulation § 1.409A-3(i)(4).
“Distribution Event” means the event or date that triggers payment of a Participant’s Account according to Participant’s Method of Payment, as set forth in the Deferred Compensation Agreement.
“Eligible Participants” shall mean the following categories of U.S.-based individuals who provide services to the Company: (i) any Company employee with a job grade classification of Director, Director equivalent, or higher, and (ii) any other employees who are designated as eligible to participate by the Committee.
“Election Period” shall be defined as (i) for newly Eligible Participants, the period of time that is within thirty (30) days from the date that the newly Eligible Participant is hired or becomes an Eligible Participant; and (ii) for all other Eligible Participants, no later than the due date for enrollment which shall be prior to the beginning of the Compensation Period, at such times as may be set by the Committee.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Participant” shall mean any Eligible Participant who has executed a Deferred Compensation Agreement and who has commenced participation in the Plan.
“Related Employer” means any employer other than the Company named herein, if the Company and such other employer are members of a controlled group of corporations (as defined in

Section 414(b) of the Code) or an affiliated service group (as defined in Section 414(m)), or are trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c)), or such other employer is required to be aggregated with the Company pursuant to regulations issued under Code Section 414(o).
“Separation from Service” means a termination of services by a Participant with the Company or his or her Related Employer, whether voluntarily or involuntarily, as determined in accordance with Treasury Regulation § 1.409A-1(h). In determining whether a Participant has incurred a Separation from Service, the following provisions shall apply:
(1)    Except as otherwise provided in this definition, a Separation from Service will occur when the Participant has experienced a termination of employment with the Company or a Related Employer. A Participant will be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and the Company or his or her Related Employer reasonably anticipate that either (i) no further services will be performed for the Company or Related Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Company or Related Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company or Related Employer if the Participant has been providing services to the Company or Related Employer less than 36 months).
If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company or Related Employer will be treated as continuing, provided that the period of the leave of absence does not exceed 6 months, or if longer, so long as the Participant has a right to reemployment with the Company or Related Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not have a right to reemployment under an applicable statute or by contract, a Separation from Service will be deemed to occur as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or Related Employer. Notwithstanding the foregoing, if the leave of absence is a result of a medically determinable or mental impairment that causes the Participant to be unable to perform the duties of his or her position or any similar position and that is expected to last more than six months or result in death, a Separation from Service will not occur as a result of the leave of absence until 29 months following the commencement of the absence.
(2)    For a Participant who provides services to the Company and/or a Related Employer both as an employee and as an independent contractor, a Separation from Service generally will not occur until the Participant has ceased providing services for the Company and Related Employer both as an employee and as an independent contractor. Except as otherwise provided herein, in the case of an independent contractor a Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Company or Related Employer, provided that the expiration of such contract or contracts is determined by the

Company to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Company and Related Employer. If a Participant ceases providing services for the Company or Related Employer as an employee and begins providing services for the Company or a Related Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for the Company or Related Employer in both capacities, as determined in accordance with, or except as otherwise provided in, the applicable provisions set forth in subparagraphs (1) and (2) of this definition.
Notwithstanding the foregoing provisions in this subparagraph, if a Participant provides services for an Employer as both an employee and as a member of the Board of the Company or a Related Employer, to the extent permitted by Treasury Regulation § 1.409A-1(h)(5), the services provided by the Participant as a director will not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee.
(3)    In addition, notwithstanding the provisions of this definition, where as part of a sale or other disposition of substantial assets by the Company or a Related Employer to an unrelated buyer, a Participant would otherwise experience a Separation from Service as defined above, the Company and the buyer shall retain the discretion to specify, and may specify, that a Participant performing services for the Company or a Related Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction shall not experience a Separation from Service for purposes of this Plan and the Participant shall be bound by same, provided that such transaction and the specification meet the requirements of Treasury Regulation § 1.409A-1(h)(4).
“Specified Employee” means any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined by the Company in accordance with Treasury Regulation § 1.409A-1(i).
“Unforeseeable Financial Emergency” means a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s beneficiary, spouse, or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(B) thereof), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee, provided that, an event shall not constitute an Unforeseeable Financial Emergency unless it satisfies the requirements of Treasury Regulation § 1.409A-3(i)(3)(i).
ARTICLE II

PLAN ADMINISTRATION

A.    Committee. The Plan shall be administered by the Committee. Subject to the provisions in the Plan and to the specific duties delegated by the Board to such Committee, the Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions.

B.    Powers of the Committee. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:
(1)    full discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility and the amount, manner and time of payment of any benefits hereunder;
(2)    to prescribe procedures to be followed by Participants for purposes of Plan participation and distribution of benefits; and
(3)    to take such other action as may be necessary and appropriate for the proper administration of the Plan.
C.    Committee Action. The Committee may adopt such rules, regulations and bylaws and may make such decisions as it deems necessary or desirable for the proper administration of the Plan. Any rule or decision shall be conclusive and binding upon all persons affected by it, and there shall be no appeal from any ruling by the Committee that is within its authority, except as otherwise provided herein.
D.    Committee Duties. The Committee shall provide the Trustee with a copy of any future amendment to this Plan promptly upon its adoption. The Committee may from time to time hire outside consultants, accountants, actuaries, legal counsel or record keepers to perform such tasks as the Committee may from time to time determine.

ARTICLE III

ELIGIBILITY, PARTICIPATION AND BENEFICIARY DESIGNATION

A.    Eligible Participants. The Committee shall determine and reserves the right to modify the definition of Eligible Participants at any time.
B.    Participation. Each Participant must elect to commence participation in the Plan for each Compensation Period by completing a Deferred Compensation Agreement no later than the last day of his or her Election Period.
C.    Beneficiary Designation. Each Participant, prior to entering the Plan, shall designate a Beneficiary to receive the remainder of any interest of the Participant under the Plan. A Participant may change his or her Beneficiary designation at any time by written notice. Each Beneficiary designation shall be in a form prescribed by the appropriate representative of the Plan and will be effective only when filed during the Participant’s lifetime. Each filed Beneficiary designation will cancel all previously filed Beneficiary designations. In the absence of a valid designation, or if no designated Beneficiary survives the Participant, the Participant's interest shall be distributed to the Participant's estate.

ARTICLE IV

PLAN CONTRIBUTIONS AND ALLOCATIONS

A.    Participant Deferrals. Each Eligible Participant shall execute a Deferred Compensation Agreement authorizing the Company to withhold a specific percentage of the Participant's future Compensation that would otherwise be paid to the Participant with respect to services rendered in the Compensation Period. The deferral percentage is applied to Compensation after all other applicable payroll deductions other than 401(k) contributions have been applied. The Committee may, in its discretion, establish in the Deferred Compensation Agreement minimum and maximum levels of bonus and non-bonus compensation that may be deferred pursuant to the Plan. The Committee shall have the authority to designate certain types of compensation (e.g., certain bonuses) as includable or not includable as Compensation for purposes of deferrals under the Plan. Compensation deferrals made by a Participant under this Plan shall be held as an asset of the Company.
B.    Change in Election. Effective as of January 1, 2009, in accordance with Code Section 409A, a Participant may change the Distribution Event or Method of Payment (i.e., lump sum or installment payments in accordance with Article VIII.D) of Participant’s Compensation Period Account(s) in favor of an alternative Distribution Event or Method of Payment provided that (i) such change shall not be effective until one (1) year after the date on which the change is made; (ii) for either type of change, Participant must move his or her Distribution Event five (5) or more years into the future (other than payments on account of death, Change of Control, Disability, or Unforeseeable Financial Emergency), and (iii) if the change modifies an election relating to a payment to be made at a specified time or pursuant to a fixed payment schedule, the change must be made at least twelve (12) months before the date of the Distribution Event triggering the first scheduled payment. Any change in election shall be applicable to the Participant’s entire Compensation Period balance for the applicable Account(s).
C.    Committee Authority. The Committee has the power to establish rules and from time to time to modify or change such rules governing the manner and method by which Compensation deferral contributions shall be made, as well as the manner and method by which a Compensation deferral contribution may be changed or discontinued temporarily or permanently. All Compensation deferral contributions shall be authorized by the Participant in writing, made by payroll deduction and deducted from the Participant's Compensation without reduction for any taxes or withholding (except to the extent required by law or regulation). Notwithstanding the foregoing, each Participant shall remain liable for any and all employment taxes owing with respect to such Participant's Compensation deferral contributions.
D.    Cessation of Eligible Status. In the event a Participant ceases to be an Eligible Participant while also a Participant in the Plan, such Participant may continue to make Compensation deferral contributions under the Plan through the end of the payroll period in which the Participant ceases to be an Eligible Participant. Thereafter, such Participant shall not make any further Compensation deferral contributions to the Plan unless or until he or she again meets the eligibility requirements of Article III above.

E.    Company Matching Contributions. On or prior to the last day of each calendar year or such earlier time or times as the Committee may determine, the Company may make a matching contribution to the Trust in such amount as the Board shall specify.
F.    Company Discretionary Contributions. The Company may, in its sole discretion, make discretionary contributions to the Accounts of one or more Participants at such times and in such amounts as the Board shall determine.
G.    Allocations. Deferral contributions and any Company contributions made under the Plan on behalf of a Participant shall be credited to the Participant's Account that relates to the Compensation Period in which the Compensation is earned. The Committee shall establish and maintain separate subaccounts as it determines to be necessary and appropriate for the proper administration of the Plan. Each Participant’s Account consists of the aggregate interest of the Participant under the Plan (and in the Trust), as reflected in the records maintained by the Company for such purposes.

ARTICLE V

VESTING

A.    Compensation Deferral Contributions. The value of a Participant's Account attributable to the Participant's Compensation deferral contributions shall always be fully vested and nonforfeitable.
B.    Company Contributions. The value of a Participant's Account attributable to any Company contributions pursuant to Article IV.E and F shall vest as determined by the Committee. In the absence of a specific vesting determination, any such contribution shall vest in its entirety five (5) years from December 31 of the year in which such contributions were made, provided that the Participant has remained in the continuous service of the Company throughout such period. If the Participant's employment with the Company terminates for any reason prior to the expiration of such period, unless determined otherwise by the Board, no portion of the Participant's Account attributable to Company contributions pursuant to Article IV.E and F occurring within the period shall be considered vested for purposes of this Plan. Upon a Participant's Separation from Service with the Company for any reason, any portion of any Participant's Account that is not then vested (including allocable earnings, as determined by the Committee), shall be forfeited.
ARTICLE VI

GENERAL DUTIES

A.    Trustee Duties. The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, as provided in this Plan and in the Trust Agreement.
B.    Participant Contributions. While the Plan remains in effect, and prior to a Change in Control, contributions to the Trust Fund shall be made on a regular basis. At the close of each calendar year, the Company shall make an additional contribution to the Trust Fund to the extent that previous contributions to the Trust Fund for the current calendar year are not equal to the total of the Compensation deferrals made by each Participant plus Company matching contributions and discretionary contributions, if any, accrued as of the close of the current calendar year. The Trustee shall not be liable for any failure by the Company to provide contributions sufficient to pay all accrued benefits under the Plan in full in accordance with the terms of this Plan.
C.    Department of Labor Determination. In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the Department of Labor, the Committee shall take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participants.

ARTICLE VII

PARTICIPANTS' ACCOUNTS

A.    Separate Accounts. The Committee shall open and maintain a separate Account for each Participant for each Compensation Period subject to an election made pursuant to Article IV hereof during the corresponding Election Period. Each Participant's Account shall reflect the amounts allocated thereto and distributed therefrom and such other information as affects the value of such Account pursuant to this Plan. The Committee may maintain records of Accounts to the nearest whole dollar.
B.    Statement of Accounts. As soon as practicable after the end of each calendar year the Company shall cause to be furnished to each Participant a statement of his or her Account(s), determined as of the end of such calendar year. Upon the discovery of any error or miscalculation in an Account, the Committee shall correct it, to the extent correction is practically feasible; provided, however, that any such statement of such Account shall be considered to reflect accurately the status of that Account for all purposes under the Plan unless, subject to any longer period required by ERISA, the Participant reports a discrepancy to the Committee within six (6) months after receipt of the statement. The Committee shall have no obligation to make adjustments to a Participant's Account for any discrepancy reported to the Committee more than six (6) months after receipt of the statement, or for a discrepancy caused by the Participant's error. Statements to Participants are for reporting purposes only, and no allocation, valuation or statement shall vest any right or title in any part of the Trust Fund, nor require any segregation of Trust assets, except as is specifically provided in this Plan.
C.    Valuation Dates. The Trust Fund, any separate investment funds, and any Participant Account shall be valued as of the last day of each calendar year and as of any other date the Company directs the Trustee to value the Trust Fund.
D.    Investment of Accounts. In furtherance of the foregoing, the Committee, in its sole discretion, may specify the investments that are allowed under the Plan and adopt (and may modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the investment of the Participants' Accounts.

ARTICLE VIII

PAYMENTS TO A PLAN PARTICIPANT OR BENEFICIARY

A.    General. Payments of vested accrued benefits to Plan Participants or Beneficiaries from the Trust shall be made in accordance with the Distribution Event and Method of Payment specified by the Participant in the Deferred Compensation Agreement between the Company and the Participant. Except as otherwise expressly provided in the Participant's Deferred Compensation Agreement and as set forth in Article IX below, no distribution shall be made or commenced prior to the Participant's Distribution Event, death, or a Change of Control, whichever occurs earlier. Notwithstanding the foregoing, the Committee, in its discretion, may accelerate payments under this Plan pursuant to and in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4), and, subject to the provisions of Code Section 409A, upon termination of the Plan. The Trustee shall have no responsibility to determine whether a Change of Control has occurred and shall be advised of such event by the Company.
B.    Cash Distributions. Where the distribution of all or any portion of a Participant's Account is to be distributed in the form of cash, the balance of his or her Account, if any, shall continue to be held and invested in the Trust subject to revaluation as provided in the Trust Agreement.
C.    In Kind Distributions. In kind distributions shall be (i) made only in the Committee's discretion; (ii) made only in a form of investment that was held on behalf of the Participant as a segregated investment in a separate investment fund immediately preceding the date of distribution in accordance with the Trust Agreement; (iii) limited to the amount of such investment so held; and (iv) based on the fair market value of the distributable property, as determined by the Trustee at the time of distribution.
D.    Method of Payment. Payment to any Plan Participant or Beneficiary shall be made pursuant to the Deferred Compensation Agreement executed by the Participant. A Participant may specify in his or her Deferred Compensation Agreement whether such distribution shall be made:
(1)    In a lump sum, in cash, provided that, any lump sum payments will be paid on or about the later of (i) July 15 of the year following the Distribution Event but in no event later than December 31 of such calendar year or (ii) six months and one day after the Separation from Service (as described in Article VIII (G) below) ; or
(2)    In annual installments over a period not to exceed ten (10) years equal to 1/n of the Participant's vested accrued benefit, where “n” is the number of installments remaining to be paid, subject to such reasonable procedures and guidelines as the Committee may establish and beginning on July 15 of the year following the Distribution Event (but in no event later than December 31 of such calendar year) or such later date if required by Article VIII (G) below.
E.    IRS Determination. Notwithstanding any other provisions of this Plan, if any amounts held in trust under the Plan terms are found in a “determination” (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”)), to have been includible in the gross income of any Plan Participant or Beneficiary prior to payment of such amounts from the Trust, the Trustee shall, as soon as practicable pay such amounts to the Plan Participant or Beneficiary, as directed by the Company. For purposes of this Section, the Trustee shall be entitled to written notice from the Committee that a determination described in the preceding sentence has occurred and to receive a copy of such notice. The Trustee shall have no responsibility until so advised by the Committee.
F.    Specified Employees. Any provision of the Plan to the contrary notwithstanding, if the Participant is a Specified Employee as of the date of his or her Separation from Service, no payment on account of the Participant’s Separation from Service may be made with respect to such Participant before the date that is six months after the Participant’s Separation from Service (or, if earlier than the end of the six-month period, the date of the Participant’s death). In such case, any payment that would have been made within such six-month period will be accumulated and paid in a single lump sum on the earliest business day following the day that is six months after the Participant’s Separation from Service provided that such date complies with the requirements of Code Section 409A.
G.    Protocols. Prior to the distribution described in subsection (D) above, Participants will be notified of the amount to be distributed and will be required to liquidate a portion of the applicable Account prior to a date specified by the Committee or the broker or other third party administering these liquidations at the Committee’s request. Participant authorizes and directs the Committee and said broker or third party to set rules and protocols to implement the foregoing and Participant agrees to abide by those rules and protocols.

ARTICLE IX

WITHDRAWALS

A.    Unforeseeable Financial Emergency. At the request of a Participant, the Committee shall authorize a withdrawal at any time of the accrued benefit attributable to the Participant's Compensation deferrals and gains or losses thereon under Participant's Account(s), provided that authorization for such withdrawal and the amount thereof shall be given only on account of an Unforeseeable Financial Emergency. The circumstances that will constitute an Unforeseeable Financial Emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved:
(1)    through reimbursement or compensation by insurance or otherwise;
(2)    by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or
(3)    by cessation of deferrals under the Plan.
The Committee shall establish reasonable procedures and guidelines, uniformly applied, to determine whether an Unforeseeable Financial Emergency exists; provided, however, that no withdrawal request shall be granted if to do so could result in the inclusion of Trust Fund amounts in the gross income of Plan Beneficiaries prior to payment of such amounts from the Trust Fund because approval of such request would be inconsistent with any applicable statute, regulation, notice, ruling or other pronouncement of the Internal Revenue Service interpreting this or similar provisions.

B.    Domestic Relations Orders. Subject to the provisions of Code Section 409A, any claim for benefits under this Plan for child support, spousal maintenance, alimony, property division or other matrimonial or dependent obligations shall be paid in a single lump sum payment in cash as soon as administratively practicable after the Committee (or its delegate) approves such payment. Except as provided in this section, any such claims under the Plan shall be subject to the Plan’s claims procedures, provisions, and restrictions.

ARTICLE X

CLAIMS PROCEDURE

A.    Right to File Claim. Every Participant or Beneficiary shall be entitled to file with the Committee a written claim for benefits under the Plan.
B.    Denial of Claim. If the claim is denied by the Committee, in whole or in part, the claimant shall be furnished within ninety (90) days after the Committee’s receipt of the claim (or within one hundred eighty (180) days after such receipt if special circumstances require an extension of time) a written notice of denial of such claim containing the following:
(1)    specific reason or reasons for denial;
(2)    specific reference to pertinent Plan provisions on which the denial is based;
(3)    a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why the material or information is necessary; and
(4)    an explanation of the claims review procedure.
If written notice of the denial of such claim is not furnished within the time period prescribed under this subsection B, then the claim shall be deemed denied.
C.    Claim Review Procedure. Review may be requested at any time within sixty (60) days following the date the claimant received written notice of the denial of his or her claim. For purposes of this Section, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to act on his or her behalf. The Committee shall afford the claimant a full and fair review of the decision denying the claim and, if so requested, shall:
(1)    permit the claimant to review any documents that are pertinent to the claim; and
(2)    permit the claimant to submit to the Committee issues and comments in writing.
The decision on review by the Committee shall be in writing and shall be issued within sixty (60) days following receipt of the request for review. The period for decision may, however, be extended up to one hundred twenty (120) days after such receipt if the Committee determines that special circumstances require extension. The decision on review shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision of the Committee is based.

If the decision on review by the Committee is not furnished within the time period prescribed under this subsection C, then the claim shall be deemed denied on review.

ARTICLE XI

MISCELLANEOUS

A.    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the assets of the Company shall be, and remain, the general unpledged, unrestricted assets of the Company. The obligation of the Company under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.
B.    Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.
C.    Withholding. There shall be deducted from each payment made under the Plan, all taxes that are required to be withheld by the Company, as applicable, in respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.
D.    Legal Representation. The Company will reimburse all reasonable legal fees and expenses incurred by a Plan Participant or Beneficiary in seeking to obtain or enforce any right or benefit provided by the Plan. This reimbursement right applies only to claims made after a Change of Control and only for fees and expenses incurred after the Plan Participant or Beneficiary has exhausted the claims and appeals procedure specified in Article X. No reimbursement shall be made if the request is found to be frivolous by a court of competent jurisdiction.
E.    Amendment, Modification, Suspension or Termination. The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Article VIII.
F.    Governing Law. This Plan shall be construed, governed and administered in accordance with the internal substantive laws of the State of California (other than the choice of law principles).
G.    Receipt or Release. Any payment to a Plan Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Plan Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
H.    No Employment Rights. Participation in this Plan shall not confer upon any person any right to be employed by the Company or any other right not expressly provided hereunder.
I.    Headings Not Part of Agreement. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
J.    Successorship. This Plan shall be binding upon and inure to the benefit of any successor to the Company or its business as the result of merger, consolidation, reorganization, transfer of assets or otherwise, and any subsequent successor thereto; and any such successor shall be deemed to be the “Company” under this Plan. In the event of any such merger, consolidation, reorganization, transfer of assets or other similar transaction, the successor to the Company or its business or any subsequent successor thereto shall promptly notify the Trustee in writing of its successorship and furnish the Trustee with the name or names of any person or persons authorized to act for the Company. In no event shall any such transaction described herein suspend or delay the rights of Plan Beneficiaries to receive their vested accrued benefits hereunder.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer as of the day and year first above written.

ALTERA CORPORATION

By:	/s/ Kevin H. Lyman
Kevin H. Lyman
Senior Vice President, Human Resources
Date:	August 28, 2014